UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                                  I-TRAX, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)


                                    45069D203
                                 (CUSIP Number)

                                 MARCH 29, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45069D203             Schedule 13G                       Page  2 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         CHD Investors, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            1,776,836 (1)(2)
Beneficially            (6)     Shared Voting Power          0
Owned by Each           (7)     Sole Dispositive Power       1,344,458 (1)
Reporting Person        (8)     Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------
------------------------
(1) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Convertible Preferred Stock, par value $0.001 (the "Series A Preferred Stock").

(2) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  3 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         International Managed Care, LLC
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------
------------------------
(1)  Solely in its capacity as a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  4 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance Partners, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole managing member of International Managed Care, LLC, which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  5 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  6 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar MGP, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  7 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar MGP, Inc.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance GenPar MGP, L.P., which is the sole general partner of Insurance GenPar, L.P., which is the sole general partner of Insurance Partners, L.P., which is the managing member of International Managed Care, LLC., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  8 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         International Managed Care (Bermuda), L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Bermuda
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1)  Solely in its capacity as a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page  9 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance Partners Offshore (Bermuda), L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Bermuda
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of International Managed Care (Bermuda), L.P., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page 10 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar (Bermuda), L.P.
         (in the capacity described herein)
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Bermuda
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page 11 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar (Bermuda) MGP, L.P.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Bermuda
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page 12 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Insurance GenPar (Bermuda) MGP, Ltd.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Bermuda
--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power            0
Beneficially            (6)     Shared Voting Power          1,776,836 (1)(2)(3)
Owned by Each           (7)     Sole Dispositive Power       0
Reporting Person        (8)     Shared Dispositive Power     1,344,458 (1)(2)
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,776,836 (1)(2)(3)
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain

         Shares                                                 [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         6.2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------
------------------------
(1) Solely in its capacity as sole general partner of Insurance GenPar (Bermuda) MGP, L.P., which is the sole general partner of Insurance GenPar (Bermuda), L.P., which is the sole general partner of Insurance Partners Offshore (Bermuda), L.P., which is the sole general partner of International Managed Care (Bermuda), L.P., which is a managing member of CHD Investors, LLC.

(2) Includes 232,190 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock.

(3) Includes 432,378 shares of Common Stock held in escrow over which the Reporting Person has voting power.

CUSIP NO. 45069D203             Schedule 13G                       Page 13 of 24


Item 1.  (a)      NAME OF ISSUER


                  I-Trax, Inc. (the "Company").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  One Logan Square
                  130 N. 18th Street, Suite 2615
                  Philadelphia, Pennsylvania 19103

Item 2.  (a)      NAMES OF PERSONS FILING

                           This Statement is being filed on behalf of each of
                  the following persons (collectively, the "Reporting Persons")

                  (i) CHD Investors, LLC, a Delaware limited liability company ("CHD");

                  (ii) International Managed Care, LLC, a Delaware limited liability company ("IMC Delaware");

                  (iii) Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware");

                  (iv) Insurance GenPar, L.P., a Delaware limited partnership ("Insurance GenPar");

                  (v) Insurance GenPar MGP, L.P., a Delaware limited partnership ("IMGPLP");

                  (vi) Insurance GenPar MGP, Inc., a Delaware corporation ("IMGPI");

                  (vii) International Managed Care Bermuda, L.P., a Bermuda limited partnership ("IMC Bermuda");

                  (viii) Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda");

                  (ix) Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership ("Insurance GenPar Bermuda");

                  (x) Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership ("IBMGPLP"); and

                  (xi) Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation ("IBMGPI").

CUSIP NO. 45069D203             Schedule 13G                       Page 14 of 24


         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  The address of the principal business offices of CHD is c/o Insurance Partners, L.P., 65 East 55th Street, New York, NY 10022, Attn: Daniel S. Kim.

                  The address of the principal business offices of IMC Delaware is c/o Insurance Partners, L.P., 54 Thompson Street, New York, New York 10012.

                  The address of the principal business offices of (i) IP Delaware, (ii) Insurance GenPar, (iii) IMGPLP, and (iv) IMGPI is 201 Main Street, Fort Worth, Texas 76102.

                  The address of the principal business offices of IMC Bermuda is c/o Insurance Partners Offshore (Bermuda), L.P., Cedar House, 41 Cedar Avenue, P.O. Box HM 1179, Hamilton, HM EX, Bermuda.

                  The address of the principal business offices of (i) IP Bermuda, (ii) Insurance GenPar Bermuda, (iii) IBMGPLP, and
                  (iv) IBMGPI is Cedar House, 41 Cedar Avenue, P.O. Box HM 1179, Hamilton, HM EX, Bermuda.

         (c)      CITIZENSHIP

                  (i)      CHD - a Delaware limited liability company

                  (ii)     IMC Delaware - a Delaware limited liability company

                  (iii)    IP Delaware - a Delaware limited partnership

                  (iv)     Insurance GenPar - a Delaware limited partnership

                  (v)      IMGPLP - a Delaware limited partnership

                  (vi)     IMGPI - a Delaware corporation

                  (vii)    IMC Bermuda - a Bermuda limited partnership

                  (viii)   IP Bermuda - a Bermuda limited partnership

                  (ix) Insurance GenPar Bermuda - a Bermuda limited partnership

                  (x)      IBMGPLP - a Bermuda limited partnership

                  (xi)     IBMGPI - a Bermuda corporation

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $0.001 per share (the "Common Stock")

         (e)      CUSIP NUMBER

                  45069D203

CUSIP NO. 45069D203             Schedule 13G                       Page 15 of 24


Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  Each of the Reporting Persons may be deemed to beneficially own an aggregate of 1,776,836 shares of Common Stock.

         (b)      PERCENTAGE OWNED:

                  According to the information known to the Reporting Persons, there are 28,374,852 shares of Common Stock outstanding (including the 3,859,200 shares of Common Stock held in escrow pursuant to an escrow agreement that the Company entered into in connection with its acquisition of Meridian Occupational Healthcare Associates, Inc. (d/b/a CHD Meridian Healthcare) (the "Escrow Agreement"). If CHD converted the shares of Series A Preferred Stock that it holds into Common Stock, 28,607,042 shares of Common Stock would be outstanding (including the 3,859,200 shares of Common Stock held in escrow pursuant to the Escrow Agreement). Based on calculations made in accordance with Rule 13d-3(d), each of the Reporting Persons may be deemed to beneficially own approximately 6.2% of the outstanding Common Stock.

         (c)      NUMBER OF SHARES OF COMMON STOCK AS TO WHICH SUCH PERSON HAS:

                  (i) CHD may be deemed to have the sole power to direct the voting of the 1,776,836 shares of Common Stock beneficially owned by CHD and the sole power to direct the disposition of 1,344,458 of these shares.

                  (ii) IMC Delaware and IMC Bermuda are the managing members of CHD. IP Delaware is the sole managing member of IMC Delaware. Insurance GenPar is the sole general partner of IP Delaware. IMGPLP is the sole general partner of Insurance GenPar. IMGPI is the sole general partner of IMGPLP. IP Bermuda is the sole general partner of IMC Bermuda. Insurance GenPar Bermuda is the sole general partner of IP Bermuda. IBMGPLP is the sole general partner of Insurance GenPar Bermuda. IBMGPI is the sole general partner of IBMGPLP. By virtue of the relationships between and among the Reporting Persons as described in this Item 4, each of the Reporting Persons, other than CHD, may be deemed to share the power to direct the voting of the 1,776,836 shares of Common Stock beneficially owned by CHD and may be deemed to have the sole power to direct the disposition of 1,344,458 of these shares.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

CUSIP NO. 45069D203             Schedule 13G                       Page 16 of 24


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 45069D203             Schedule 13G                       Page 17 of 24


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete, and correct.

Dated:  April 1, 2004.


CHD INVESTORS, LLC, a Delaware limited liability company

         By: International Managed Care, LLC, a Delaware limited liability company, as a managing member

             By: Insurance Partners, L.P., a Delaware limited partnership, its managing member

                  By: Insurance GenPar, L.P., a Delaware limited partnership, its general partner

                       By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                            By:  Insurance GenPar MGP, Inc., a Delaware
                                 corporation, its general partner

                                 By: /s/ Robert A. Spass
                                     ------------------------------------------
                                     Name:   Robert A. Spass
                                     Title:  President


INTERNATIONAL MANAGED CARE, LLC, a Delaware limited liability company

         By: Insurance Partners, L.P., a Delaware limited partnership, its managing member

             By: Insurance GenPar, L.P., a Delaware limited partnership, its general partner

                  By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                       By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

                            By:  /s/ Robert A. Spass
                                 ----------------------------------------------
                                 Name:   Robert A. Spass
                                 Title:  President

CUSIP NO. 45069D203             Schedule 13G                       Page 18 of 24


INSURANCE PARTNERS, L.P., a Delaware limited partnership

         By: Insurance GenPar, L.P., a Delaware limited partnership, its general partner

             By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

                  By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

                       By:  /s/ Robert A. Spass
                            ---------------------------------------------------
                            Name:   Robert A. Spass
                            Title:  President


INSURANCE GENPAR, L.P., a Delaware limited partnership

         By: Insurance GenPar MGP, L.P., a Delaware limited partnership, its general partner

             By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

                  By:  /s/ Robert A. Spass
                       --------------------------------------------------------
                       Name:   Robert A. Spass
                       Title:  President


INSURANCE GENPAR MGP, L.P., a Delaware limited partnership

         By: Insurance GenPar MGP, Inc., a Delaware corporation, its general partner

             By:  /s/ Robert A. Spass
                  -------------------------------------------------------------
                  Name:   Robert A. Spass
                  Title:  President


INSURANCE GENPAR MGP, INC., a Delaware corporation

                                    By: /s/ Robert A. Spass
                                        ---------------------------------------
                                        Name:   Robert A. Spass
                                        Title:  President

CUSIP NO. 45069D203             Schedule 13G                       Page 19 of 24


INTERNATIONAL MANAGED CARE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership, its general partner

             By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

                  By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

                       By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

                            By:  /s/ Robert A. Spass
                                 ----------------------------------------------
                                 Name:   Robert A. Spass
                                 Title:  President


INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership, its general partner

             By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

                  By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

                       By:  /s/ Robert A. Spass
                            ---------------------------------------------------
                              Name: Robert A. Spass
                              Title: President


INSURANCE GENPAR (BERMUDA), L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda) MGP, L.P., a Bermuda limited partnership, its general partner

             By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

                  By:  /s/ Robert A. Spass
                       --------------------------------------------------------
                       Name:   Robert A. Spass
                       Title:  President

CUSIP NO. 45069D203             Schedule 13G                       Page 20 of 24


INSURANCE GENPAR (BERMUDA) MGP, L.P., a Bermuda limited partnership

         By: Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation, its general partner

             By:  /s/ Robert A. Spass
                  -------------------------------------------------------------
                  Name:   Robert A. Spass
                  Title:  President


INSURANCE GENPAR (BERMUDA) MGP, LTD., a Bermuda corporation

                                    By: /s/ Robert A. Spass
                                        ---------------------------------------
                                        Name:   Robert A. Spass
                                        Title:  President